Exhibit (d)(iii)(f)(a)

AMENDMENT NO. 1

TO THE INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement (“Amendment No. 1”), dated as of September 9, 2005, between Enterprise Capital Management, Inc., a Georgia corporation (the “Corporation”), and GAMCO Asset Management, Inc., a New York corporation (“Adviser”).

The Corporation and Adviser agree to modify and amend the Investment Advisory Agreement dated as of December 28, 2004 (“Agreement”), as follows:

1. Terminated Fund. The Corporation hereby terminates the appointment of GAMCO Asset Management, Inc. as the Investment Adviser of: Enterprise Small Company Value Fund.

2. Funds. The Corporation hereby reaffirms its appointment of GAMCO Asset Management, Inc. as the Investment Adviser of the AXA Enterprise Mergers and Acquisitions Fund (formerly, Enterprise Mergers and Acquisitions Fund) on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement, which sets forth the Funds of the Corporation for which GAMCO Asset Management, Inc. is appointed as the Investment Adviser and the fees payable to Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

ENTERPRISE CAPITAL MANAGEMENT, INC.		GAMCO ASSET MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Douglas R. Jamieson
	Steven M. Joenk		Douglas R. Jamieson
	President		President

APPENDIX A

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

The Corporation shall pay the Adviser, at the end of each calendar month, compensation computed at an annual rate equal to the following:

Name of Fund	Annual Advisory Fee
AXA Enterprise Mergers and Acquisitions Fund (formerly, Enterprise Mergers and Acquisitions Fund)	0.45% of the Fund’s average daily net assets up to and including $100 million; and 0.40% of the Fund’s average daily net assets in excess of $100 million.